CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Other Service Providers” in the Prospectus and “Other Service providers” “Financial Statements” and “Independent Registered Public Accountant” in the Statement of Additional Information and to the incorporation by reference of our report dated June 27, 2014 on the financial statements and financial highlights of the Huntington Strategy Shares (comprised of Huntington US Equity Rotation Strategy ETF and Huntington Ecological Strategy ETF), in Post-Effective Amendment Number 4 to the Registration Statement (Form N-1A, No. 333-170750), included in the Annual Report for the year ended April 30, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

August 27, 2014